EXHIBIT 99.1

U.S. Government Exercises Option for Additonal Rapivab® for Strategic National Stockpile

$14 million in non-dilutive capital added by year end

RESEARCH TRIANGLE PARK, N.C., Sept. 26, 2019 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced that the U.S. Department of Health and Human Services (HHS) has exercised its option to purchase an additional 10,000 doses of BioCryst’s approved antiviral influenza therapy, RAPIVAB® (peramivir injection).

With the exercise of the second option, BioCryst plans to deliver a total of 20,000 doses of RAPIVAB, which will add approximately $14 million of non-dilutive capital to the company, by the end of 2019.

The RAPIVAB purchase by the HHS Office of the Assistant Secretary for Preparedness and Response will supply the Strategic National Stockpile, the nation’s largest supply of life-saving pharmaceuticals and medical supplies for use in a public health emergency.

“RAPIVAB is an important antiviral with proven benefits for influenza patients, and we appreciate the opportunity to fulfill these orders for HHS as they support patients and our national security,” said Jon Stonehouse, chief executive officer of BioCryst.

“This $14 million in non-dilutive capital from the U.S. government is important to BioCryst as we continue to actively evaluate several additional opportunities to bolster our balance sheet by the end of 2019 to support our exciting progress across multiple programs,” Stonehouse added.

These orders are part of a $34.7 million contract (Contract No. 75D301-18-C-02984) the Centers for Disease Control and Prevention has awarded for the procurement of up to 50,000 doses of RAPIVAB® (peramivir injection) over a five-year period.

About RAPIVAB (peramivir injection)
RAPIVAB (peramivir injection) is approved in the United States for the treatment of acute uncomplicated influenza in patients 2 years and older who have been symptomatic for no more than two days. It is administered via an intravenous infusion for a minimum of 15 minutes at recommended doses of 600 mg/kg for adults and adolescents and 12 mg/kg for pediatric patients ages 2 to 12 years. Efficacy of RAPIVAB is based on clinical trials of naturally occurring influenza in which the predominant influenza infections were influenza A virus and a limited number of patients infected with influenza B virus. Visit http://www.rapivab.com to learn more.

About BioCryst Pharmaceuticals
BioCryst discovers novel, oral small-molecule medicines that treat rare diseases in which significant unmet medical needs exist and an enzyme plays a key role in the biological pathway of the disease. BioCryst has several ongoing development programs including BCX7353, an oral treatment for hereditary angioedema; BCX9930, an oral Factor D inhibitor for the treatment of complement-mediated diseases; galidesivir, a potential treatment for Marburg virus disease and Yellow Fever, and a preclinical program to develop oral ALK-2 inhibitors for the treatment of fibrodysplasia ossificans progressiva. RAPIVAB® (peramivir injection), a viral neuraminidase inhibitor for the treatment of influenza, is BioCryst's first approved product and has received regulatory approval in the U.S., Canada, Australia, Japan, Taiwan, Korea and the European Union. Post-marketing commitments for RAPIVAB are ongoing. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the U.S. government may purchase smaller quantities of RAPIVAB® than currently anticipated, or none at all; that the company relies on third-party manufacturers to manufacture RAPIVAB in a timely manner and in accordance with applicable governmental regulations, and any failure of such third-party manufacturers to perform their obligations could impact the company’s ability to supply RAPIVAB pursuant to the government contract; and that government contracts contain certain terms and conditions, including termination provisions, that subject the company to additional risks. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

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Contact:
John Bluth
+1 919 859 7910
jbluth@biocryst.com